EXHIBIT 10.1

AGREEMENT

        THIS AGREEMENT (“Agreement”) is made, effective as of September 1, 2004, by and between BRISTOW HELICOPTER GROUP LIMITED (the “Company”) and KEITH CHANTER (“Chanter”);

        W I T N E S S E T H:

        WHEREAS, Chanter has been employed by the Company as its Chief Executive since August 12, 1997 and Managing Director since May 21, 1999; and

        WHEREAS, Chanter has informed the Company that he will resign as Chief Executive, Managing Director and as an employee of the Company effective as of September 1, 2004 (the “Effective Date”); and

        WHEREAS, the Company and Chanter have agreed to the financial terms of Chanter’s transition from the Company and Chanter’s consulting relationship with the Company as an independent contractor; and

        WHEREAS, this Agreement will supercede and terminate all employment agreements entered into between Chanter and the Company and its Affiliates; including, but not limited to: (i) the Agreement dated September 26, 1997 between Bristow Helicopter Group Limited and Keith Chanter; (ii) Letter Modification dated May 18, 1999 from P. N. Buckley, Chairman, Bristow Helicopter Group Limited to Keith Chanter; (iii) Change of Control Employment Agreement dated January 31, 2002 between Keith Chanter and the Company’s Affiliate, Offshore Logistics, Inc. and (iv) Letter Agreement dated December 22, 2003 entitled “Agreement of Variation of Your Terms and Conditions of Employment” from Bristow Helicopter Group Limited to Keith Chanter (the “December 2003 Agreement”) , except as otherwise specifically provided herein, as of the Effective Date;

        NOW, THEREFORE, for and in consideration of the compensation to be paid to Chanter under this Agreement and the mutual promises, covenants and undertakings contained in this Agreement, which the parties hereby acknowledge, and intending to be legally bound hereby, the Company and Chanter agree as follows:

1.	Separation from Employment: Chanter will terminate his contractual and common law employment with the Company, effective as of the Effective Date. Chanter will terminate his position as Chief Executive and Managing Director of the Company as well as any other offices, positions or directorships he holds with the Company and any of its affiliates; including, but not limited to, his position as a Company appointed Director of F.B. HeliServices Limited (“FBH”), effective as of the Effective Date. Subject to the terms of this Agreement, Chanter’s entitlement to salary and benefits shall terminate on the Effective Date.

2.	Consulting Arrangement:

(a)	Consulting Period: As part of the consideration for the compensation to be paid under this Agreement, Chanter will provide consulting services hereunder each commencing on the Effective Date and ending December 31, 2004, unless earlier terminated by the Company (the “Consulting Period”). The Company may terminate the Consulting Period in the event Chanter accepts other employment that cumulatively impairs Chanter’s ability to respond to the requirements of the consulting arrangement hereunder.

(b)	Extent of Services: During the Consulting Period, Chanter will provide consulting services to the Company relating to: (i) completion of negotiations and execution of a revised Joint Venture / Shareholder Agreement with FR Aviation in respect of the FB Heliservices Joint Venture (“FBH”); and (ii) matters relating to the duties carried out by Chanter with respect to his role as Chief Executive and Managing Director of the Company. In providing such consulting services, Chanter will assist and advise officers and directors of the entities comprising the Company and/or its Affiliates, including Offshore Logistics, Inc. (“OLOG”) respecting such matters. Chanter will provide advice, assistance, consultation, ideas, assessments and evaluations as may be requested by members of the Board of Directors of OLOG ( the “Board”) insofar as they relate to the services described herein; provided, however, Chanter will not be actively involved in the management of the Company. Chanter will at all times faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time necessary in connection with the provision of the consulting services and shall use his best endeavors to promote the interests of the Company and its Affiliates in the performance of the consulting services.

(c)	Time and Manner of Performance: Chanter’s consulting services hereunder will be provided as an independent contractor. It is intended that Chanter will devote approximately fifteen (15) hours per week in providing consulting services to the Company. Chanter will obey all lawful and reasonable directions of the Board in connection with the performance of the consulting services and will coordinate the furnishing of his consulting services hereunder with Mr. Allan Brown and Mr. William E. Chiles on behalf of the Company in order that Chanter will be available for such meetings as may be necessary and so that such services can be provided to generally conform to the business schedules, timing requirements and service needs of the Company. The Company will use its best efforts to provide Chanter with one week notice of the requirement to provide such services or attend such meetings so that Chanter may schedule his attendance and Chanter will use his best efforts to inform the Company one week in advance of any significant period of non-availability for vacation or for other reasons. Chanter will have the right to devote such portion of his business day and working efforts to personal business matters, personal and family affairs and other professional and community pursuits which do not interfere with the rendering of consulting services by Chanter hereunder. Chanter is not expected to be available for consulting services during reasonable vacation periods or during periods of illness or incapacity. It is intended hereby that the hours of consulting services provided by Chanter hereunder will be fairly apportioned throughout the Consulting Period so as to meet the needs of the Company and so as not unreasonably to interfere with Chanter’s other professional and personal activities.

(d)	Office and Administrative Support: During the Consulting Period, the Company will provide Chanter with: (i) office space and secretarial assistance, at a location, to be selected by the Company, at or near the Company’s office located at Redhill Aerodrome, Redhill, Surrey; (ii) his current Company provided personal computer which Chanter shall be free to keep after conclusion of the Consulting Period for his own use and, subject to compliance with applicable licensing agreements, computer software necessary to permit Chanter to perform his duties under this Agreement and (iii) his current Company provided cell phone which Chanter shall be free to keep after conclusion of the consulting period for his own use. The Company shall pay for the cell phone service during the Consulting Period and Chanter shall assume and pay for such cell phone service after termination of the Consulting Period.

(e)	Business and Travel Expenses: Subject to prior approval by either Mr. Allan Brown or Mr. William E. Chiles, Chanter will be entitled to reimbursement from the Company for reasonable business and travel expenses related to the performance of his duties under this Agreement during the Consulting Period. The Company will reimburse Chanter for such reasonable expenses upon presentation of an itemized account of those expenditures, in accordance with established policies and procedures of the Company as in effect from time to time. This shall include the costs associated with use of a motor car by Chanter for travel to Company’s offices, or such other locations as the provision of his services during the Consulting Period shall reasonably require, which shall be reimbursed at the rate of 40 pence per mile.

(f)	Proprietary and Confidential Information: Chanter recognizes and acknowledges that (i) during his employment with the Company he has had and (ii) during his consulting capacity he will have, access to proprietary and confidential information of the Company from time to time while he performs consulting services and that such information is a valuable, special and unique asset of the Company. Therefore, as part of this Agreement, Chanter agrees that he will not, during or after the term of this Agreement, disclose any proprietary or confidential information he obtains from the Company to any person, firm, corporation or other entity for any reason or purpose nor use any such confidential information for any purpose other than those contemplated by this Agreement save as may be required by law. The obligations of this Paragraph 2(f) will survive termination of Chanter’s consulting services under this Agreement.

(g)	Noncompetition: As part of the consideration for the compensation to be paid under this Agreement, Chanter hereby agrees that he will not on his own account or jointly with or as manager, agent officer, employee, shareholder, partner or otherwise on behalf of any other person, firm or company, directly or indirectly, without the express prior written consent of the Board: (i) during the Consulting Period and for a period of one year thereafter be engaged, concerned or interested in or associated with any business which is the same as, or competes with, any business carried on by the Company or any Affiliate within the United Kingdom on or at any time during the period of three months ending on the Effective Date (the “Relevant Business”); (ii) during the Consulting Period and for a period of one year thereafter, carry on or be engaged, concerned or interested in the sale of goods or provision of services of a kind supplied by the Company or any Affiliate within the United Kingdom in connection with its Relevant Business, to any person, firm or company which has at any time within the period of two years preceding the Effective Date been a customer of, or in the habit of dealing with, such company for such goods or services; (iii) during the Consulting Period and for a period of one year thereafter, interfere with or endeavor to entice away from the Company or any Affiliate, the business of any person, firm or company who to his knowledge is or has during the two years preceding the Effective Date been a client, customer, correspondent or agent of, or in the habit of dealing with, such company nor enter into a partnership or any association whether directly or indirectly with any such person; and (iv) during the Consulting Period and for a period of one year thereafter solicit, interfere with or endeavor to entice away from the Company or any Affiliate or offer to employ any person who on or during the twelve months preceding the Effective Date is or was an officer or employee of or full time consultant to, the Company or any Affiliate; PROVIDED ALWAYS THAT nothing in this Section shall prohibit Chanter from holding or being interested in investments (quoted or unquoted) not representing more than five percent (5%) of the issued securities of any class or any one company; (iii) Chanter also covenants and undertakes with the Company (for itself and as agent for each Affiliate) as a further and separate obligation as aforesaid that, save in his proper performance of his duties hereunder, he will not directly or indirectly during the Consulting Period or thereafter make use of any corporate or business name which is identical or similar to or is likely to be confused with the corporate name for any business name of the Company or Affiliate or which might suggest a connection with same. While these restrictions are considered by both parties to be reasonable in all circumstances it is recognized that restrictions of the nature in question may fail for technical reasons unforeseen, and accordingly it is hereby declared and agreed that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but would be valid if part of the wording thereof were deleted and/or the periods (if any) thereof reduced and/or area dealt with thereby reduced in scope the said restrictions shall apply with such modifications as may be necessary to make them valid and effective. For purposes of this Agreement the term “Affiliate” means any parent undertaking of the Company and any subsidiary undertaking of the Company or of any such parent undertaking (where “parent and undertaking” and “subsidiary undertaking” have the meanings attributed to them under Section 258 Companies Act 1985).

(h)	Public Statements: Chanter and the Company will refrain, both during the Consulting Period and after the Consulting Period terminates, from publishing any oral or written statements about the other party (and where the other party is the Company or any of its Affiliates, about any of their officers, directors, employees, consultants, agents or representatives) that (1) are slanderous, libelous, derogatory or defamatory, or (2) place the other party (and where the other party is the Company or any of its Affiliates, any of their officers, directors, employees, consultants, agents or representatives) in a false light before the public. The obligations of this Section 2(h) will survive termination of Chanter’s consulting services under this Agreement. The Company will within three (3) working days issue a press release substantially in the form attached at Schedule 1 and will not, and will procure that its officers, directors, employees, consultants, agents and representatives will not, make any public statements with regard to the subject matter of the press release, other than in accordance with its terms.

(i)	Confirmation of Employment. At the request of Chanter, the Company shall cause its Managing Director or the Chief Executive of OLOG to provide such employment recommendations for Chanter which will confirm Chanter’s position and term of employment with the Company and the duties he performed while he was employed by the Company all generally in the form attached hereto as Schedule 2 and the Company shall cause such officer and all other appropriate officers, directors and employees of the Company and any Affiliate to respond to any inquiries in a manner consistent therewith.

3.	Compensation and Benefits:

(a)	Technical Services Payment: The Company shall pay Chanter on September 17, 2004 the sum of £51,917 in full and complete satisfaction of the Technical Services Payment which would otherwise be due Chanter from the Company pursuant to Section 2.3 of the December 2003 Agreement.

(b)	Termination Payment. The Company shall pay Chanter the sum of £366,208 in full and complete satisfaction of the Termination Payment required by Section 2.4 of the December 2003 Agreement (the “Termination Payment”). The Termination Payment shall be made in five parts, firstly on September 17, 2004 a sum of £183,104 and secondly four equal monthly installments of £45,776, without interest, beginning on September 30, 2004 and continuing on the last day of each month thereafter until December 31, 2004 when the final payment of £45,776 shall be paid to Chanter.

(c)	Additional Benefits. For a period of one year after the Effective Date, the Company shall provide the following benefits to Chanter on the same terms and conditions as if Chanter had continued in the employment of the Company for such period: (i) private medical insurance; (ii) life insurance; (iii) personal accident coverage; and (iv) motor vehicle insurance; provided, however, the Company’s obligation to provide these benefits shall immediately cease upon Chanter’s commencement of full-time employment with any employer other than the Company or any of its affiliates. Chanter shall inform the Company as soon as reasonably practicable when he has accepted an offer of full-time employment. The value of these benefits will be placed on Chanter’s P11D at the end of the tax year; if required by applicable law.

(d)	Deferred Payments. Any compensation due to Chanter from the Company during his employment with the Company but deferred at the election of Chanter (including any accrued interest or earnings thereon) and any accrued but unpaid holiday pay hereto shall be paid by the Company to Chanter on September 17, 2004.

(e)	Compensation for Loss of Office. The Company shall pay Chanter the sum of £30,000 (without deductions) on September 17, 2004 in compensation for the termination of his employment.

(f)	Vesting and Exercise Period of OLOG Options. Company hereby agrees to cause the Long-term Incentive Plan Committee of the Board of OLOG for the 1994 Long-Term Management Incentive Plan (“Plan”) to: (i) vest and render immediately exercisable and (ii) extend the period in which Chanter may exercise the following options to acquire shares of OLOG common stock currently held by Chanter from three months after the Effective Date to one year after the Effective Date:

Grant Date	Exercise Price	Number of Shares
23 Sept. 2002	$18.00	10,000
11 Aug. 2003	$21.15	16,000
26,000

(g)	Company’s Obligations fulfilled. Chanter hereby warrants that save for the sums and benefits set out in this Agreement he has no outstanding entitlement to any payment or benefit from the Company or any of its Affiliates relating to his employment or termination of his employment by the Company including, for the avoidance of doubt, any entitlement to notice monies or payment in lieu of notice.

4.	Indemnification:

(a)	The Company shall, to the maximum extent permitted by law, indemnify Chanter if he is or is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company or any Affiliate to procure a judgment in its favor (collectively, a “Proceeding”), by reason of the fact that Chanter is or was an employee, director or officer of the Company or any Affiliate, or any act or omission of Chanter as such employee, director or officer or is or was serving in any capacity at the request of the Company or any Affiliate for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, reasonable charges and expenses (including attorneys’ fees and disbursements and any personal out of pocket expenses not to include any amounts for time expended by Chanter) paid or incurred in connection with any such Proceeding.

(b)	The Company shall provide Chanter the indemnification, reimbursement and advances with respect to his involvement in the Proceedings in the Greek courts arising out of the helicopter accident on January 14, 2001 and a second accident on June 17, 2002 which have been or may be brought against the directors and officers of Helitalia on the terms and conditions provided in this Section 4.

(c)	The Company shall, from time to time, reimburse or advance to Chanter the funds necessary for payment of reasonable expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding in advance of the final disposition of such Proceeding; provided, however, that, if required by applicable law, such expenses incurred by or on behalf of Chanter may be paid in advance of the final disposition of a Proceeding only upon receipt by the Company of an undertaking, by or on behalf of Chanter, to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that Chanter is not entitled to be indemnified for such expenses except to the extent that the Company has secured cover for such expenses under the Directors and Officers Liability insurance stated under Section 4(f).

(d)	The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 4 shall not be deemed exclusive of any other rights which Chanter may now or hereafter have under any law, by law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(e)	The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 4 shall continue as to Chanter after he has ceased to be a director, officer or employee of the Company and shall inure to the benefit of the heirs, executors and administrators of the Chanter’s estate.

(f)	The Company and the Affiliates have maintained and shall purchase and maintain director’s and officer’s liability insurance on such terms and providing such coverage as the Board determines is appropriate (“D&O Insurance), and Chanter shall continue to be covered by such D&O Insurance on the same basis as the other directors and executive officers of the Company for a period of six years after the Effective Date. The Company shall promptly: (i) provide a copy of the D&O Insurance policy to Chanter; (ii) notify Chanter when, as, and if the D&O Insurance is terminated or placed with another underwriter and (iii) provide a copy of any new D&O Insurance policy to Chanter.

(g)	If Chanter serves (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Company, or (ii) any employee benefit plan of the Company or any corporation referred to in clause (i), in any capacity, then he shall be deemed to be doing so at the request of the Company.

(h)	The right to indemnification or reimbursement or advancement of expenses shall be interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding.

5.	Release of Claims:

(a)	Definitions: The following terms will have the meanings set forth below for purposes of this Section 5:

(1)	“Statutory Claims” means: any claim for or relating to unfair dismissal, a statutory redundancy payment, equal pay, sex, race disability, or sexual orientation discrimination, or discrimination on the grounds of religion or belief, working time, unauthorized deduction from wages, unlawful detriment on health and safety grounds, a protective award, minimum wage, data protection or any other statutory employment rights which Chanter, (or anyone on his behalf), has or may have under the Employment Rights Act of 1996, the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Trade Union and Labor Relations (Consolidation) Act 1992, the Public Interest Disclosure Act 1998, the National Minimum Wage Act, 1998, Working Time Regulations 1998, the Data Protection Act 1998 the Employment Relations Act 1999 Employment Equality (Sexual Orientation) Regulations 2003, Employment Equality (Religion or Belief) Regulations 2003 and any Treaty, Directive, Regulation or Recommendation of the European Union.

(2)	“Company Released Parties” means: The Company and its past, present and future parents, owners, subsidiaries and Affiliates; including, but not limited to OLOG, and their respective past, present and future directors, members, shareholders, officers, employees, agents, insurance carriers, predecessors, successors, assigns, executors, administrators and legal representatives, in their corporate and individual capacities.

(b)	Release: As part of the consideration for the compensation to be paid under this Agreement, Chanter releases and discharges the Company Released Parties from all claims and rights of action (whether existing under statute, common law, contract, tort, in equity or otherwise) including the Alleged Claims (as hereinafter defined in Section 5(h)), howsoever, arising, which he (or anyone on his behalf) has or may have against the Company Released Parties related to, arising from or attributed to (i) Chanter’s employment with the Company; (ii) the termination thereof; and (iii) all other acts or omissions related to any matter up to and including the date of Chanter’s execution of this Agreement (collectively hereinafter referred to as the “Claims”).

(c)	Absence of Claims: As part of the consideration for the compensation to be paid under this Agreement, Chanter agrees not to bring any Claim against the Company Released Parties in any Employment Tribunal, court or before any governmental agency, related to, arising from or attributed to Chanter’s employment with the Company, the termination thereof or any other matter covered by the release contained in Section 5(b) save for any breach by the Company or OLOG of any terms of this Agreement. While the Company is not releasing any claims it may have against Chanter relating to his prior service to the Company, the Company and OLOG hereby represent to Chanter that neither the Company nor OLOG knows of or has reason to believe that the Company or OLOG has any claims against Chanter relating to his prior service to the Company.

(d)	Representations and Warranties: Chanter represents and warrants that:

(1)	he has not brought any Claim against the Company Released Parties as described in Section 5(c);

(2)	he possesses the exclusive right to receive the additional payments, and certain compensation and benefits described in Section 3; and

(3)	he is legally and mentally competent to sign this Agreement.

(e)	Release of All Claims: Chanter understands and expressly agrees that the release of Claims hereunder extends to all Claims of every nature and kind, known or unknown, suspected or unsuspected, past or present, which Claims are arising from, attributable to or related to Chanter’s employment with the Company, the termination thereof or any alleged action or inaction of the Company and the other the Company Released Parties, and that all such Claims are hereby expressly settled or waived.

(f)	Extent of Undertakings: Chanter’s undertakings hereunder shall be inclusive of Chanter, acting individually or in any representative capacity, and on behalf of his heirs, executors, administrators, legal representations, successors, beneficiaries and assigns.

(g)	No Admission of Liability: Chanter acknowledges, by agreeing to the release of Claims hereunder, that the Company does not admit to any unlawful or tortious conduct or any other wrongdoing in connection with Chanter or the termination of his employment with the Company, and that the Company is desirous of avoiding any cost and expense associated with any potential Claims by Chanter. Chanter further agrees that the release of Claims hereunder does not constitute an admission or any evidence of unlawful or tortious conduct or wrongdoing on the part of the Company, its employees or any other person or entity. The Company specifically denies that it, its employees or its agents committed any unlawful, tortious or improper acts against Chanter at any time. Chanter specifically agrees not to make any public statement contrary to his acknowledgments and agreements contained in this Section 5(g).

(h)	Acknowledgment of Independent Legal Advice: Chanter acknowledges and agrees that he has instructed his legal adviser referred to in this Section 5 (the “Adviser”) to advise him whether he may have any Statutory Claims against any of the Company Released Parties related to, arising from or attributed to (i) his employment with the Company; (ii) the termination thereof; and (iii) other acts or omissions related to any matter up to and including the date of Chanter’s execution of this Agreement and having had legal advice from the Adviser, has been advised of any claims he has or may have including claims for unfair dismissal and unlawful deduction from wages (the “Alleged Claims”). Chanter further acknowledges and agrees that he has taken legal advice from the Adviser as to the terms and effect of this Agreement and in particular on its effect on his ability to institute or pursue any Claims (including the Alleged Claims) in an Employment Tribunal. The Adviser shall complete a letter in the form attached Schedule 3 hereto. The Company has agreed to pay, directly to such legal counsel’s firm (Olswang of 90 High Holborn, London WC1V 6XX) the firm’s fees incurred in connection with such consultation up to a maximum of £5,000 plus VAT on receipt by the Company of an appropriate invoice addressed to Chanter and marked payable by the Company.

(i)	Waiver of Right to Provide Services to FBH. Notwithstanding the provisions of Section 7 of the December 2003 Agreement, Chanter hereby waives any right he might otherwise have to provide services, whether as an employee, contractor or other worker, to FBH or any other company which assumes any part of the business previously conducted by the Company or FBH.

6.	General:

(a)	Notices: Any notice required or permitted to be given under this Agreement will be sufficient if in writing and sent by registered mail to his residence address, in the case of Chanter, or to its principal office, in the case of the Company, addressed to the attention of the Managing Director.

(b)	No Waiver: No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

(c)	Successor Obligations and Assignment: The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company. Specifically, but not by way of limitation, in the event of the merger of the Company with another institution, the merged entity will be bound by the terms of this Agreement as if it had entered into this Agreement initially, and such merged entity will be substituted for the Company as its successor for all purposes throughout this Agreement. Chanter cannot assign any of his rights, benefits or obligations under this Agreement. Chanter’s rights and benefits under this Agreement will not be subject to involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the Company.

(d)	Amendment: This Agreement may not be modified except by an agreement in writing executed by both the Company and Chanter.

(e)	Governing Laws: This Agreement will be subject to, governed by and construed in accordance with English law and shall be subject to the exclusive jurisdiction of the English courts.

(f)	Withholding of Taxes: The Company may withhold from any compensation, payments or benefits payable to or on behalf of Chanter under this Agreement all taxes and statutory deductions as may be required pursuant to any applicable law or governmental regulation or ruling.

(g)	Withholding of Payments: If the Company determines that Chanter is in violation of the terms of this Agreement and after giving Chanter time to remedy the violation by 10 days notice in writing the Company may withhold any payment to or for the benefit of Chanter hereunder, in addition to pursuing any other available remedies, including injunctive relief and reimbursement of prior payments hereunder.

(h)	Headings: The Section headings have been inserted for purposes of convenience and will not be used for interpretive purposes.

(i)	Severability: If, as a result of arbitration proceedings pursuant to Section 6(k) or as the result of the determination of a court of competent jurisdiction, it is determined that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision will not affect the validity or enforceability of any other provision of this Agreement, and all other provisions will remain in full force and effect.

(j)	Entire Agreement: This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the employment relationship, the separation thereof and the consulting arrangement between the Company and Chanter. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to the employment relationship, the separation thereof or the consulting arrangement between the Company and Chanter, which is not contained in this Agreement, will be valid or binding. Without limiting the foregoing, this Agreement replaces, and constitutes a full and complete accord and satisfaction as to any previous or existing employment agreement between the Company and Chanter.

(k)	Confidentiality: Chanter agrees that he will not reveal the existence of this Agreement or its terms to any third person and will not otherwise cause this Agreement or its terms to be made public, unless required by law; except that Chanter may reveal this information to his immediate family, to his attorneys and to his financial advisers, who shall be advised by Chanter that a confidentiality agreement exists with respect to such information respecting further dissemination.

(l)	Return of Company Property. Chanter agrees to return all books, documents, papers (including copies), material, keys or other property of or relating to the business of the Company or its Affiliates or its or their customers, clients or suppliers to the Company’s premises on the last day of the Consulting Period.

(m)	Joinder of OLOG. OLOG joins this Agreement for the limited purpose of assuring that the compensation and benefits payable by the Company to Chanter are timely and properly made. Therefore, if Company fails to make any payment as required under this Agreement within three (3) business days of it becoming due, OLOG shall immediately make such payment to Chanter.

(n)	Statutory Conditions Satisfied. It is agreed and acknowledged that the conditions regulating compromise agreements contained in subsection 203(3) of the Employment Rights, 77(4A) of the Sex Discrimination Act 1975, 72(4A) of the Race Relations Act 1976, 288(2B) of the Trade Union and Labor Relations (Consolidation) Act, 9(3) of the Disability Discrimination Act 1995, 49(4) of the National Minimum Wage Act 1998, Reg. 35 Working Time Regulations 1998, Schedule 4 Part 1 paragraph 2 Employment Equality (Sexual Orientation) Regulations 2003 and Schedule 4 part 1 paragraph 2 Employment Equality (Religion or Belief) Regulations 2003 are intended to and have been satisfied.

(o)	Multiple Counterparts. This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The Agreement is not effective until each party has executed at least one counterpart, and it has been received by the other parties (transmission by fax being acceptable for this purpose).

IN WITNESS WHEREOF, the parties have executed this Agreement in separate counterparts which together constitute the original on the 1st day of September, 2004.

BRISTOW HELICOPTER GROUP LIMITED

By: /s/ Allan C. Brown
Name: Allan C. Brown, Title: Director

OFFSHORE LOGISTICS, INC.

By: /s/ William E. Chiles
Name: William E. Chiles, Title: President and Chief Executive Officer

/s/ Keith Chanter
KEITH CHANTER

Schedule 1

Offshore Logistics, Inc.

224 Rue De Jean — 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678
www.olog.com

PRESS RELEASE
OFFSHORE LOGISTICS, INC.
ANNOUNCES MANAGEMENT CHANGES

Lafayette, Louisiana (September 1, 2004) – Offshore Logistics, Inc. (NYSE OLG) announced today that Keith Chanter is resigning from his position as Managing Director of Bristow Aviation Holdings, Ltd. (Bristow) effective today, to pursue other interests. Mr. Chanter joined Bristow in 1997 and was promoted to Managing Director in 1999, and is credited with successfully restructuring our North Sea operations which enabled the Company to remain a leading competitor in that market. Allan Brown, who most recently served as International Commercial Director for Bristow, has been appointed to succeed Mr. Chanter as Interim Managing Director. Mr. Brown has over 40 years experience in aviation related activities, with 26 of those years comprising his tenure at Bristow in a variety of technical and commercial roles. Mr. Chanter will continue in a consulting and advisory capacity to assist in the transition. The Company has begun an executive search for Mr. Chanter’s ultimate replacement.

William E. Chiles, Offshore Logistics’ President and Chief Executive Officer commented, “Everyone in the Offshore Logistics group of companies, and particularly those who have worked closely with Keith at Bristow over the last seven years, owes him a large debt of gratitude for all of his efforts. We are sorry to see him leave but wish him well in his future endeavors.”

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Investor Relations Contact:
H. Eddy Dupuis, 337-233-1221, fax 337-235-6678, www.olog.com

Schedule 2

REFERENCE

Letter of Recommendation for Keith Chanter in response to a request from a potential employer of Chanter in accordance with Clause 2 I of the agreement dated 1 September 2004

To whom it may concern

In response to your request for an employment reference for Mr. Keith Chanter I can confirm that he was employed throughout the period from 12th August 1997 up to 1st September, 2004, and from 21st May 1999 as Chief Executive of the Bristow Group. He continued (continues) to provide advisory services to both Bristow Helicopter Group Limited and to Offshore Logistics Inc. to the 31st December, 2004.

During his employment he worked diligently and is credited with successfully restructuring our North Sea operations which enabled the Company to remain a leading competitor in that market. Everyone in the Offshore Logistics group of companies, and particularly those who have worked closely with Keith at Bristow over the last seven years, owes him a large debt of gratitude for all of his efforts. We are sorry to see him leave but wish him well in his future endeavors.

Yours truly,

Mr. W Chiles
President and CEO, Offshore Logistics Inc.

Schedule 3

Dear Sirs

[employee] – [employer]

I refer to the Severance Agreement [to be] entered into between my client, [employee], and [employer][, a copy of which is attached to this letter] (“the Agreement”). I am writing to confirm the following information:

(a)	There is, and was at the time I gave the advice referred to in this letter, in force a contract of insurance or professional indemnity cover as required by the present Solicitors’ Indemnity Rules covering the risk of a claim by [employee] in respect of loss arising in consequence of the advice I gave;

(b)	I have given legal advice as a relevant independent advisor (within the meanings of s.203 of the Employment Rights Act 1996, s.77 of the Sex Discrimination Act 1975, s.72 of the Race Relations Act 1976, s.288 of the Trade Union and Labour Relations (Consolidation) Act 1992, s.9 of the Disability Discrimination Act 1995, s.49 of the National Minimum Wage Act 1988, Reg. 35 Working Time Regulations 1998, Schedule 4 Part 1 paragraph 2 Employment Equality (Sexual Orientation) Regulations 2003 and Schedule 4 Part 1 paragraph 2 Employment Equality (Religion or Belief) Regulations 2003 to [employee] as to the terms and effect of the Agreement and in particular its effect on [his] ability to pursue [his] rights before an Employment Tribunal;

(c)	I am, and was at the time I gave the advice referred to in (b) above, a Solicitor of the Supreme Court holding a current Practising Certificate.

Yours faithfully

[name of adviser advising employee]